Exhibit 3.18

AMERICAN RENAL MANAGEMENT LLC

Operating Agreement

This Operating Agreement is made and entered into as of the 25th day of January, 2000, by American Renal Associates, Inc. being the sole initial Member of American Renal Management LLC (the “Company”) and provides as follows:

1. Name. The name of the Company is American Renal Management LLC.

2. Registered Office. The address of the office of the Company required to be maintained in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. Agent for Service of Process. The Company’s agent for service of process in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

4. Latest Date of Dissolution. The latest date upon which the Company is to dissolve is December 31, 2050.

5. Managing Member. The name and the address of the Managing Member of the Company is as follows:

American Renal Associates Inc.

5 Cherry Hill Drive

Danvers, MA 01923

All decisions to be made or actions to be taken on behalf of the Company shall be made or taken by the Managing Member. Every agreement, instrument, or other document to be executed or delivered by the Company shall require the signature of a Managing Member to be effective.

6. Members. The Members of the Company are the parties listed on Exhibit A hereto.

7. Capital. The initial capital contributions of the Members are as set forth on Exhibit A hereto. No Member shall be required to make any additional capital contributions to the Company except as shown on Exhibit A hereto.

8. Profits and Losses; Distributions. The percentage interest of the Members in profits and losses and distributions is in accordance with their respective capital contributions as set for on Exhibit A hereto, as amended from time to time. All distributions shall be made at such times as the Managing Member may determine.

9. Additional Members. No Additional Members may be admitted without the written approval of a majority in interest of the Members which shall include approval of the capital contribution, interest in profits and losses and other terms applicable to such admission.

10. General Character of Business. The purposes of the Company are to provide management and administration services, including without limitation recordkeeping, processing and collection of accounts receivable, processing of payables, and human resources services, to renal care facilities, to engage in activities and perform services ancillary thereto, and to engage in any other business activity permitted by applicable law.

11. Management. The business and affairs of the Company shall be managed exclusively by the Managing Member. So long as there is a sole Member, such Member shall be the Managing Member. The Managing Member, if there is more than one, may act by a vote of a majority thereof. Any document signed by a Managing Member then serving shall be deemed approved. The Managing Member shall be reimbursed for its costs in running the operations of the Company.

12. Resignation of a Managing Member. A Managing Member may resign at any time, such resignation to be reflected by an Amended Certificate of Formation signed by such Managing Member. A replacement Managing Member may be selected by all of the Members or, if one is not designated within thirty days of such resignation, the Company may be dissolved.

13. Restrictions on Transfer. No Member may transfer his interest in the Company without the consent of the Managing Member, which may be withheld in his discretion.

14. Amendments. This agreement may only be amended by a written document signed by all of the Members.

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the day and year first above written.

AMERICAN RENAL ASSOCIATES INC

By:	/s/ Christopher T. Ford
Christopher T. Ford, President

Exhibit A

AMERICAN RENAL MANAGEMENT LLC

Members	Initial Capital Contributions	Additional Capital Contributions	Percentage Interest

American Renal Associates Inc.	$100	N/A	100%
5 Cherry Hill Drive
Danvers, MA 01923